EXHIBIT 99.1




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         Vanguard Energy Corporation Closes Private Placement Financing

Houston, TX - (Marketwire)--07/6/12--Vanguard Energy Corporation (OTCQX:VNGE) (OTCBB:VNGE), a Houston, Texas based oil development and production company, today announced that it has successfully closed on the private placement of $5,910,000 in principal amount of convertible secured promissory notes.

The notes bear 15% interest per year, payable quarterly. The notes mature on June 30, 2015 and are convertible into common stock at a price of $1.25 per share. The offering was presented to a limited number of accredited investors through the Company's placement agents. The securities have not and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an exemption from the registration requirements.

Of the total amount raised, $3,310,000 represents new cash investors and $2,600,000 represents investors from a convertible note offering that the Company completed in November 2010 who chose to roll their investment in that earlier offering into the Company's new offering.

Net proceeds from this financing will be used to fund an accelerated developmental drilling program in the Company's oil fields located in Southeast Texas and to pay any convertible notes, which were sold in 2010 and which remain outstanding on October 31, 2012, the maturity date of the notes.

Safe Harbor

This press release and other statements Vanguard Energy may make in the future contain forward-looking statements that relate to Vanguard's plans, objectives and future estimates. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and other factors, please refer to the Risk Factor section of Vanguard's Registration Statement on Form S-1 and in its periodic filings with the Securities and Exchange Commission. Vanguard makes no commitment to update any forward-looking statement, or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.


Investor Relations Contact:
Brad Holmes
EnergyIR
(713)654-4009
B_holmes@att.net
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